Exhibit 99.1


FOR IMMEDIATE RELEASE                      CONTACT:   Wally Petersen
                                                      312/220-4186


              BCOM3 GROUP POSTS SIGNIFICANT INCREASE IN NET INCOME

CHICAGO, August 14, 2002 -- Bcom3 Group, Inc. today announced its consolidated net income for the three months ending June 30, 2002 increased by $29.3 million to $33.7 million from $4.4 million in the second quarter of 2001. Effective Jan. 1, 2002, in compliance with SFAS No. 142, the Company ceased recording goodwill amortization. Adjusting the 2001 financial statements for the effect of this pronouncement, net income for the three months ending June 30, 2002 increased by 75.5 percent to $33.7 million from $19.2 million in the second quarter 2001.

Consolidated net income for the six months ending June 30, 2002 increased by $47.2 million to $54.2 million from $7.0 million for the comparable period in 2001. Adjusting the 2001 financial statements for the effect of SFAS No. 142, net income for the six months ending June 30, 2002 increased by 47.3 percent to $54.2 million from $36.8 million in 2001.

Consolidated worldwide revenues for the three months ending June 30, 2002 increased 1.4 percent to $486.7 million from $479.9 million for the second quarter 2001. Domestic revenues for the second quarter 2002 increased 2.6 percent to $259.0 million from $252.5 million for the comparable period in 2001. International revenues increased 0.1 percent to $227.7 million for the second quarter 2002 from $227.4 million for the second quarter 2001. Second quarter 2002 revenues include the effect of the adoption of EITF Issue 01-14, which requires inclusion of certain reimbursed expenses in revenues and general expenses. Excluding the effect of that change, consolidated revenues increased
0.1 percent. Domestic revenues increased 0.4 percent; international revenues declined 0.4 percent.

Consolidated worldwide revenues for the six months ending June 30, 2002 increased 0.6 percent to $932.4 million from $927.1 million for the comparable period in 2001. Domestic revenues for the six months ending June 30, 2002 increased 0.9 percent to $503.8 million from $499.3 million for the six months ending June 30, 2001. International revenues for the six months ending June 30, 2002 increased 0.2 percent to $428.6 million from $427.8 million for the comparable period in 2001. Excluding the adoption of EITF 01-14, consolidated revenues declined 1.0 percent. Domestic revenues declined 1.5 percent; international revenues declined 0.5 percent.

"Along with our unwavering commitment to client service, we continue to focus on margin improvement and expense control," said Bcom3's Executive Vice President & Chief Financial Officer Eileen Kamerick. "Despite a still-challenging environment, our net income shows very significant improvement."

Bcom3 is a leading advertising and marketing communications organization spanning 90 countries around the world. On March 7, 2002, Paris-based Publicis Groupe S.A. announced its intent to acquire the Bcom3 Group. Dentsu, Inc. will continue to have a significant minority stake in what will become the world's fourth largest marketing communications holding company.